Boardwalk Pipeline Partners
Strategic Long-Term Incentive Plan

Grant of GP Phantom Units

Grantee:                       _____________________________

Vesting Date:  __________________, 200_______

1.
Grant of GP Phantom Units. Boardwalk Pipeline Partners, LP (the “Partnership”) hereby grants to you ______ GP Phantom Units under the Boardwalk Pipeline Partners Strategic Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth herein. In the event of any conflict between the terms of this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement, the terms of the Plan shall control. A copy of the Plan is attached hereto. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

2.
Vesting. Except as otherwise provided in Paragraph 3 below, the GP Phantom Units granted hereunder shall vest on the Vesting Date, provided the aggregate amount of cash distributions made by the Partnership with respect to a Unit for the four consecutive calendar quarters ending on or immediately prior to such Vesting Date equals or exceeds the Minimum Distribution Amount. If the aggregate amount of the cash distributions per Unit for such four quarters is less than the Minimum Distribution Amount, the GP Phantom Units automatically shall be forfeited on the Vesting Date without payment. The Minimum Distribution Amount is $1.61.

3.	Events Occurring Prior to Vesting Date.

(a)
Death, Disability or Retirement. If your employment with the Partnership and its Affiliates terminates as a result of your death, a disability that entitles you to benefits under a long-term disability plan of the Partnership or an Affiliate or on or after you qualify for retirement, the GP Phantom Units then held by you automatically will become fully vested upon such termination, provided the Minimum Distribution Amount per Unit has been met with respect to the four consecutive calendar quarters ending on or immediately preceding such employment termination date. As used herein, “retirement” means your termination of employment on or after age 65 other than for “cause,” as defined below, or your termination of employment other than for cause, with the consent of the Committee, on or after reaching age 60.

(b)
Involuntary Termination for Cause. If your employment with the Partnership and its Affiliates is terminated by the Partnership other than for cause, the GP Phantom Units then held by you automatically will become fully vested upon such termination, provided the Minimum Distribution Amount per Unit has been met with respect to the four consecutive calendar quarters ending on or immediately preceding such termination of employment date. As used herein, “cause” shall have the meaning set forth in the employment agreement between you and the Partnership or an Affiliate, if such an agreement exists and contains a definition of cause; otherwise cause shall mean (1) your conviction (or plea of nolo contendere) for committing a felony under Federal law or the law of the state in which such action occurred, (2) dishonesty in the course of fulfilling your employment duties, (3) your willful and deliberate failure to perform your employment duties in any material respect or (4) such other event(s) as shall be determined in good faith by the Committee. The Committee shall, unless otherwise provided in any employment agreement with you, have the sole discretion to determine whether cause exists, and its determination shall be final.

(c)
Other Terminations. If your employment with the Partnership and its Affiliates terminates for any reason other than as provided in Paragraphs 3(a) and (b) above, all unvested GP Phantom Units then held by you automatically shall be forfeited without payment upon such termination.

(d)
Change of Control. All outstanding GP Phantom Units held by you automatically shall become fully vested upon a Change of Control, provided the Minimum Distribution Amount per Unit has been met with respect to the four consecutive calendar quarters ending on or immediately preceding the date of the Change of Control.

For purposes of this Paragraph 3, except to the extent provided otherwise by Section 409A of the Internal Revenue Code or regulations thereunder, if this Award is subject to Section 409A, “a termination of employment with the Partnership” shall not include a change in your status between any of the following: as an employee or a director of, or a consultant to, the Partnership or an Affiliate of the Partnership.

4.
Payment. No later than the end of the calendar year in which vesting occurs or, if later, the 15th day of the third month following the date of such vesting, the Partnership shall pay you an amount of cash equal to the product of (i) the Formula Value of a GP Phantom Unit on the date of such vesting and (ii) the number of your GP Phantom Units vesting on such date, less any taxes the Partnership is required to withhold from such payment.

5.
Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

6.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Partnership and upon any person lawfully claiming under you.

7.
Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the GP Phantom Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

8.	Modifications. Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the General Partner.

9.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

BOARDWALK PIPELINE PARTNERS, L.P.
by its general partner, Boardwalk GP, LP
by its general partner, Boardwalk GP, LLC

By:          ________________________________
Name:     ________________________________
Title:       ________________________________